Exhibit 10.26

PURCHASE AGREEMENT

THIS AGREEMENT ("Agreement") is made as of November 27, 2012 (the "Effective Date"), between

Winland Electronics, Inc. ("Seller"),

and

Nortech Systems, Inc. ("Purchaser").

RECITALS

Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller, upon the terms and conditions hereinafter set forth, all of that certain land at 1950 Excel Drive, Blue Earth County, Minnesota, together with the building and any and all improvements thereon, and Seller's interest in fixtures, equipment, fittings, partitions, doors, shelving, plants, shrubbery, landscaping, all plumbing, electric, and lighting fixtures in which Seller has any interest, now affixed to, located upon or used in any way in connection with the use, enjoyment, occupancy or operation of the property legally described in Exhibit A attached hereto, together with all appurtenances thereunto belonging or appertaining, and all right, title and interest which Seller may have in all easements, rights-of-way, roads, streets and ways bounding said property.  Said property shall be hereinafter referred to as the "Property" or "Real Property," and the building and its contents and components shall be referred to as the "Building."

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties agree as follows:

1.          Sale of Property.  Seller agrees to sell to Purchaser and Purchaser agrees to buy from Seller the Property.  Purchaser hereby acknowledges that Seller is agreeing to the terms sets forth in this Agreement in part because of the mutual relationship between the parties and the desire to maintain and grow such mutual relationship.

2.          Purchase Price and Manner of Payment.  The purchase price (the "Purchase Price") to be paid by Purchaser to Seller for the Property shall be Two Million Six Hundred Fifty Thousand Dollars ($2,650,000.00) and shall be payable in immediate available funds at Closing.

3.          Closing.

(a)
The consummation of the purchase and sale of the Property ("Closing") shall take place on December 27, 2012, or such other date as is agreed upon by the parties, at the office of the Seller in Mankato, Minnesota, or at a title company of Purchaser’s choice in Mankato, Minnesota.

(b)
At Closing the required cash shall be paid and all documents necessary for the consummation of this transaction shall be executed and delivered to the parties entitled thereto.  At Closing, the Title Company shall disburse the proceeds of sale to Seller and Seller shall deliver possession of the Property to Purchaser free of all tenancies and occupancies, except as contemplated by this Agreement; and

(c)	At Closing, Seller shall cause to be delivered to Purchaser the following documents:

(1)
Warranty Deed.  A warranty deed in recordable form, properly executed by Seller, conveying to Purchaser the Property in fee simple, subject only to the Permitted Exceptions, as defined in section 5(a)(2);

(2)
Seller's Affidavit.  An affidavit of title by Seller(s), indicating that on the Closing Date there are no outstanding, unsatisfied judgments, tax liens or bankruptcies against or involving Seller or the Real Property; that there has been no skill, labor or material furnished to the Property for which payment has not been made or for which mechanics' liens could be filed; and that there are no other unrecorded interests in the Property;

(3)	FIRPTA Affidavit. A non-foreign affidavit, properly executed and in recordable form, containing such information as is required by IRS §1445(b)(d) and its regulations;

(4)	IRS Reporting Form. The appropriate federal income tax reporting form, if any is required;

(5)	Title Policy. A title policy, or a suitably marked-up commitment for title insurance initialed by the Title Company, in the form required by this Agreement;

(6)	Bill of Sale. A Bill of Sale to all personal property included in this sale; and

(7)
Other Documents.  All other documents reasonably necessary to transfer the Property to Purchaser free and clear of all encumbrances except Permitted Exceptions, consistent with the terms of this Agreement.

4.	Conditions to Closing.

(a)
The thirty-day period after delivery of a fully executed copy of this Agreement to both parties shall be the "Due Diligence Period."  In addition to all other conditions to the completion of the transaction described in this Agreement, Seller and Purchaser agree that the Closing of this sale and purchase is subject to satisfaction, approval or waiver by Purchaser, in its sole discretion, of the conditions set forth below on or before the end of the Due Diligence Period:

(1)
Inspection and approval of the physical condition and potential use of the Property, including Purchaser obtaining all licenses required for its intended use, at Purchaser's sole cost, including without limitation, the availability of access, utility services, zoning, environmental matters, engineering and soil conditions.  Purchaser shall have the right, at its expense, to conduct a Phase 1 Environmental Site Assessment of the Property.  For the purpose of conducting physical inspections, Seller agrees to provide Purchaser and its authorized agents, reasonable access to the Property at all reasonable times during the Due Diligence Period.  In the event of termination of this Agreement, Purchaser shall repair and restore any damage to the Property caused by Purchaser's testing and return the Property to substantially the same condition as existed prior to such entry;

(2)
Inspection and approval of, and to the extent now available, copies of tax bills,  warranties, as-built plans and specifications, soil and environmental reports,  insurance policies  and a list of personal property; and

(3)	Purchaser shall have obtained financing approval from a financing institution of its choice.

(4)
Purchaser and Seller shall have negotiated a Lease whereby effective at Closing Seller shall lease, on a month-to-month basis, the current portion of the Building that Seller currently occupies at a rate of $842.75 per month.

(b)
If any of the conditions set forth above are not satisfied or waived by Purchaser, and/or Purchaser does not approve where such approval constitutes such a condition, Purchaser may notify Seller, in writing, of the termination of this Agreement ("Purchaser's Termination Notice") prior to the end of the final day of the Due Diligence Period.  Upon receipt of Purchaser's Termination Notice, Purchaser shall be released and discharged from all further obligations under this Agreement and neither Seller nor Purchaser shall be subject to any claim by the other for damages of any kind.  If no Purchaser's Termination Notice has been served upon Seller within the time provided in this section 4, all conditions shall be deemed to have been satisfied or waived and Purchaser's obligations to close shall be firm with respect to the conditions of this section 4;

(c)
Between the Effective Date and the Closing Date, Seller shall maintain the Property in the same condition as presently exists, reasonable wear and tear excepted, including the maintenance of adequate liability insurance and insurance against loss by fire, windstorm and other hazards, casualties and contingencies, including vandalism and malicious mischief; and

5.           Evidence of Title.  As evidence of Seller's title, Seller shall deliver to Purchaser:

(a)
Title Commitment.  As soon as practicable after the Effective Date, at Seller's expense, a title commitment that Purchaser agrees is satisfactory for an ALTA Form B owner's policy of title insurance ("Commitment") issued by the North American Title Company (the "Title Company"), in the amount of the Purchase Price showing marketable title in Seller.  Title Company shall supply Purchaser with an endorsement updating the effective date of the commitment and disclosing any new matters of record within forty-eight (48) hours of the Effective Date.  If the Commitment discloses exceptions to such title, Purchaser, within ten (10) business days following the date on which Purchaser receives the Commitment, shall deliver to Seller written notice of Purchaser's objections, if any, to such exceptions.  If Purchaser fails to deliver such written notice of objections to Seller within such ten (10) day period, Purchaser shall be deemed to have waived its right to object to such exceptions.  If  Purchaser shall so object to any such exceptions, Seller and the Title Company shall notify Purchaser within twenty (20) business days following the date of Purchaser's notice of such objections that either (i) the exceptions have been, or will be at or prior to Closing, removed from the Commitment or are or will be insured over by the Title Company pursuant to an endorsement to the Commitment, or (ii) Seller has failed to arrange to have the exceptions removed or insured over by the Title Company.  Seller will, if title is found unmarketable, use diligent efforts to correct defect(s) in title within the time provided therefore, but is not obligated to bring any suits to correct title.  If Seller does not notify Purchaser that it has arranged to have the exceptions removed or insured over within said twenty (20) day period, Purchaser may elect either:

(1)	to terminate this Agreement; or

(2)	to take title as it then is, as shown on the Commitment, subject to such exceptions (the "Permitted Exceptions").

Notice of such election must be made within ten (10) business days following expiration of said twenty (20) day period.

If Purchaser does not give such notice of its election to so terminate this Agreement, this Agreement shall remain in full force and effect.

On the Closing Date, the Title Company shall issue an owner's title insurance policy at  Purchaser's option and cost insuring fee simple title in Purchaser as of the Closing Date, in accordance with the Commitment, subject only to the Permitted Exceptions.

(b)
Evidence of Title and Other Materials.  At the time of delivery of this Agreement to Purchaser, fully executed by Seller, Seller agrees to deliver to Purchaser copies of all title information in possession of or available to Seller, including but not limited to, title insurance policies, abstracts of title, attorney's opinions on title, surveys, restrictive covenants, deeds, notes and deeds of trust and easements relating to the Property.  Seller does not have an abstract of title, attorney’s opinion, survey, or any other documents related to the Property and shall be under no obligation to deliver any of said items to Purchaser.

6.            Seller's Representations and Warranties.  Seller represents and warrants that as of the date hereof:

(a)
Seller has received no notice from any governmental authority of any pending or threatened (i) zoning, building, fire or health code violations or violations of other governmental requirements or regulations with respect to the Property that have not previously been corrected, or (ii) condemnation of the Property or that the Property does not violate any provision of any applicable zoning, subdivision, building code, fire regulations, or other governmental codes, ordinances or regulations.  Seller further warrants and represents that in the event it receives any such notice prior to the Closing Date, it will provide to Purchaser copies of any such notice.  Seller agrees to use reasonable efforts to correct any matters disclosed in such notice.  If any such matter cannot be corrected by Seller by Closing, Seller shall give Purchaser a credit at Closing for the amount estimated to be required to correct such matter;

(b)	There are or will be at Closing no leases or other agreements for occupancy in effect with respect to the Property except those which Purchaser approves in writing during the Due Diligence Period;

(c)	Seller knows of no wells on the Property;

(d)	Environmental Matters:

(1)
Seller has not caused or allowed the generation, treatment, storage or disposal of hazardous substances onto, into, at or near the Real Property except in accordance with federal, state and local statutes, regulations or ordinances applicable at the time of Closing;

(2)	Seller has not caused or allowed the release of any hazardous substance onto, into, at or near the Real Property in violation of any applicable laws or regulations in effect at Closing;

(3)	To its knowledge, Seller is in compliance with all applicable federal, state and local statutes, regulations, ordinances and rules regarding the handling of hazardous substances at the Real Property;

(4)
To its knowledge, Seller has secured all necessary permits, licenses and approvals necessary to the operation of the business on the Real Property and that Seller is in compliance with all such permits, licenses and approvals.  Seller has not received and has no knowledge of any violation or alleged violation of any such permits, licenses and approvals; and

(5)	There are no underground storage tanks located on the Real Property.

As used herein, the term "hazardous substance" means any hazardous, extremely hazardous or toxic substance, material, waste, pollutant or effluent including, but not limited to, asbestos, petroleum and those substances, materials or wastes listed in or under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601, et. seq.), as amended by the Superfund Amendments and Reauthorization Act of 1986 (Pub. L. No. 99-499, and regulations promulgated thereunder, and such other substances, materials, wastes, pollutants, air pollutants, toxic pollutants or effluents that are presently regulated under applicable federal, state and local statutes, regulations, ordinances or rules and amendments thereto.

As used herein, the term "release" means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any hazardous substance into or on the soils or waters in, on or under the Real Property;

(e)	FIRPTA. Seller is not a "Foreign Person," "Foreign Partnership," "Foreign Trust," or "Foreign Estate" as those terms are defined in Section 1445 of the Internal Revenue Code;

(f)	There are no facts known to Seller materially affecting the value of the Real Property or Buildings which are not readily observable by Purchaser or which have not been disclosed to Purchaser;

(g)
Seller shall provide a true and accurate schedule of all personal property owned by it and used in connection with the Buildings, and said schedule shall be considered to be a part of this Agreement.  All of said personal property is to be included in this sale and at Closing shall be free and clear of all liens and encumbrances.  Any personal property that Seller believes is not used in connection with the Building and which Seller intends to remove shall be listed on the schedule referred to in this paragraph (g).

(h)
All functional systems and structural components of the Buildings, including without limitation, the roofs, floors, appliances, controls, fixtures, plumbing, wiring and any other electrical or mechanical apparatus installed and used in connection with the Property shall be maintained in their present condition by Seller until Closing, normal wear and tear excepted;

(i)	Drainage on the Property is sufficient to allow its use and the use of the improvements thereon without any material interference by standing or draining water;

(j)	To Seller’s knowledge, no asbestos or asbestos-related products are present in the Buildings;

(k)
There is no litigation or proceeding of any type pending, or, to the knowledge of Seller, threatened, against or relating to Seller or the Property, nor does Seller know or have any reasonable grounds to know of any basis for any such action, relative to Seller or the Property;

(l)
Seller is the sole owner of the Property and the execution and delivery of this Agreement and the consummation of the sale contemplated hereby are duly authorized acts of Seller and are legally binding upon Seller.  There are no outstanding agreements or other impediments prohibiting Seller's closing of the transaction contemplated hereby in accordance with the terms hereof; and

(m)	All representations and warranties of Seller contained in this Agreement shall be true at Closing as though such representations and warranties were made at such time.

7.           Seller's Covenants.  Between the date of the execution of this Agreement and the Closing, Seller shall:

(a)	Maintain the Property in its present condition, ordinary wear and tear excepted;

(b)
Maintain adequate liability insurance and insurance against loss from fire, windstorm and other hazards, casualties and contingencies, including vandalism and malicious mischief with respect to the Property; and

(c)	Operate and manage the Property in the same manner done by Seller prior to the date hereof.

8.           Prorations.  The following adjustments to the Purchase Price paid hereunder shall be made between Seller and Purchaser and shall be prorated (as applicable) on a per diem basis (on a calendar year) up to and including the Closing Date:

(a)
The portion of the rent paid by Purchaser pursuant to the Commercial Building Lease by and between Purchaser and Seller dated January 1, 2011, for any days in the current month after the Closing Date; and

(b)
Utility deposits, rents and all other tenant deposits, premiums under assigned insurance policies (if any), utility charges and deposits made by Seller with respect to utilities (which deposits shall either be refunded in full to Seller or credited to Seller at Closing).

For purposes of all prorations provided for herein, Seller shall be responsible for all days up to and including the Closing Date, and Purchaser shall be responsible for all days thereafter.

9.           Transfer Taxes; Title Charges.  Seller and Purchaser agree to execute any real estate transfer declarations required by the state, county or municipality in which the Real Estate is located.  Documentary stamps on the deed and recording corrective instruments shall be paid by Seller.  All other expenses of sale, including but not limited to title insurance premium, documentary stamps and intangible tax on mortgage financing, closing costs, Title Company charges and fees, recording the deed and financing statements and the like, shall be divided equally between the parties.  If the transaction is terminated by either party on account of default by the other, the defaulting party shall pay all escrow costs billed by the Title Company.  If this transaction shall close as provided in this Agreement, or be terminated other than on account of the default of either party, the closing fee of the Title Company shall be paid by Purchaser.  Each party shall pay its own attorneys' fees except as otherwise provided in this Agreement.

10.           Risk of Loss.  Seller shall bear all risk of loss with respect to the Property up to the Closing Date.  Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost less than Ten Thousand ($10,000) Dollars (as determined by Seller in good faith), Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall either repair and restore the Property or assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty.  Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby.  In the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of Ten Thousand ($10,000) Dollars (as determined by Seller in good faith), then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within ten (10) business days after Purchaser receives written notice of such fire or  other casualty and Seller's determination of the amount of such damages, and upon the exercise of such option by Purchaser this Agreement shall become null and void, and neither party shall have any further liability or obligations hereunder.  If Purchaser does not so elect to terminate, then Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty, and Seller shall have no obligation to repair or restore the Property.

11.           Condemnation.  If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Real Estate or the Building or the taking or closing of any right of access to the Property, Purchaser may:

(a)	terminate this Agreement by written notice to Seller; or

(b)
proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

Seller shall immediately notify Purchaser, in writing, of the commencement or occurrence of any condemnation or eminent domain proceedings. If such proceedings would result in the taking of any of the Real Estate or the Improvements or the taking or closing of any right of access to the Property, Purchaser shall then notify Seller, within twenty (20) days of Purchaser's receipt of Seller's Notice, whether Purchaser elects to exercise its rights under subparagraph (a) or subparagraph (b) of this section 11.  If Purchaser fails to make an election within such twenty (20) period, Purchaser shall be deemed to have elected to exercise its rights under subparagraph (b) and Closing shall be delayed, if necessary, until the later to occur of (i) the Closing Date or (ii) five (5) days after the expiration of the twenty (20) day period.

12.           Default.  If the transaction described in this Agreement is not consummated as provided herein on the Closing Date by reason of a default by Seller hereunder, then Purchaser may elect to pursue either of the following remedies:

(a)
If Seller fails to cure the default within thirty (30) days after written notice thereof is given by Purchaser to Seller, then Purchaser may terminate this Agreement by written notice to Seller, in which event all further rights and obligations of the parties hereunder shall cease; or

(b)
Purchaser may seek specific performance of this Agreement, provided that Purchaser's right to seek specific performance shall be forfeited if Purchaser does not commence an action for specific performance within three (3) months after the end of such thirty (30) day period.

If the transaction described in this Agreement is not consummated as provided herein on the Closing Date by reason of a default by Purchaser hereunder, then Seller may elect to pursue either of the following remedies:

(a)
If Purchaser fails to cure the default within thirty (30) days after written notice thereof is given to Purchaser by Seller, then Seller may terminate this Agreement by written notice to Purchaser, in which event all further rights and obligations of the parties hereunder shall cease; or

(b)
Seller may seek specific performance of this Agreement, provided that Seller’s right to seek specific performance shall be forfeited if Seller does not commence an action for specific performance within three (3) months after the Closing Date specified in this Agreement.

13.           Notice.  All notices, demands, requests or other communications made pursuant to, under or by virtue of this Agreement must be in writing and either hand delivered, delivered by overnight courier, or mailed through the United States Postal Service by certified or registered mail, return receipt requested, to the party to which the notice, demand, request or communication is being made, as follows:

To Seller:	Winland Electronics, Inc.
1950 Excel Drive
Mankato, MN 56001
Attention: Brian D. Lawrence

With copy to:	Thomas F. Steichen
Fredrikson & Byron
200 South Sixth Street
Suite 4000
Minneapolis, MN 55402

To Purchaser:	Nortech Systems Incorporated.
1120 Wayzata Boulevard East, #201
Wayzata, MN 55391
Attention: Richard Wasielewski

With copy to:	Bert M. Gross
7201 Metro Boulevard
Edina, Minnesota 55439

14.           Time of Essence.  Time is of the essence of this Agreement.

15.           Brokers.  Each party represents and warrants to each other that they have not dealt with a real estate broker or agent in connection with this transaction.

16.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.           Assignability.  Purchaser may assign its rights under this Agreement.  No such assignment will relieve Purchaser of its obligations under this Agreement.

18.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

19.           Modifications; Waiver.  No waiver, modification amendment, discharge or  change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is sought.

20.           Entire Agreement.  This Agreement contains the entire agreement between the parties relating to the transactions contemplated hereby and all prior or contemporaneous agreements, understandings, representations or statements, oral or written, are superseded hereby.

21.           Attorney Fees.  In the event either party retains the services of an attorney to successfully enforce its rights under this Agreement, then that party shall be entitled to recover, in addition to its other damages, its reasonable attorney's fees, witness fees and other legal costs.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SELLER:

WINLAND ELECTRONICS, INC.

By:	/s/ Brian Lawrence
Brian D. Lawrence, Chief Financial Officer

PURCHASER:

NORTECH SYSTEMS INCORPORATED

By:	/s/ Richard Wasielewski
Richard Wasielewski, Chief Financial Officer

EXHIBIT A
LEGAL DESCRIPTION OF PROPERTY

Lots Four (4) and Five (5), Block Three (3), EXCEPT that part of Lot Five (5) lying southerly of a line parallel with and distance 201.90 feet south of the North line of said Lot Five (5), Eastwood Industrial Centre, the five (5) perimeter corners of which subdivision are marked with Judicial Landmarks.

Property ID#: R01.09.10.103.007
- Eastwood Industrial Centre Lot 4 & N201.9’	005 003 00 004.480A

Property ID#: R01.09.10.103.008
- Eastwood Industrial Centre Lot Exc N201.9’	000 003 00 001.680A